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Exhibit 99.1

"It's Up"
Overstock.com Launches Auctions Powered by Social Networking

        SALT LAKE CITY, Utah—Code-named "Ocean", Overstock.com today launched Overstock.com Auctions, an on-line auction community of buyers and sellers connected through their personal and business networks at www.overstock.com <http://www.overstock.com/>.

Dear Owners,

        Today we launched Overstock.com Auctions.

        I am a deep admirer of eBay: it is a fantastic company and a worthy competitor. Why do we think we can challenge a firm which has such unrivalled dominance of its market? For three reasons:

1)
we have designed our auction site to give precisely those things which eBay's community of power sellers has demanded and been denied (for example, 30% lower fees and discounts on volume listings);

2)
we have designed our site so that people who already know how to use eBay will find our auction site simpler and more intuitive;

3)
the philosophy embodied in our community is deeper than simple positive/negative feedback.

        The last is perhaps the most important point. I beg the reader's indulgence for a few paragraphs of philosophy.

        The liquidation industry is one not normally known for its high-minded ethics: from our start in late 1999 we set out to distinguish ourselves by a fanatic devotion to fair dealing. I believe our liquidation business survived the dot-com crash largely due to our reputation among people selling to and buying from us. Even when we had no money to advertise, word-of-mouth convinced people to try our site, and the way we treated them kept them coming back.

        Coincidentally, this has been the missing piece in e-commerce: in the deafening cacophony of e-commerce, whom can people trust? Most people would say, above all others, they trust the opinions of friends, family, and perhaps even a few co-workers. They rely upon social networks to help make connections and guide decisions. We do this in business as well, making deals based on relationships forged through our own experience and the experience of those we already trust.

        We sought a way to integrate the trust inherent in these networks into e-commerce. To achieve this, we have integrated into our auction tab a system that allows for social and business networking unlike any that has ever connected businesses and consumers on-line. It may evolve into a massive, intelligent marketing organism, or into a system of personal introductions, or in some direction we have not foreseen. One thing we do anticipate, however, is that these "reputation networks" will work particularly well for on-line auctions, where buyers, sellers, enthusiasts and experts are traditionally anonymous—and opinions are often biased (as evident in the declining value of ratings and the increasing tendency for retaliatory and spiteful ratings).

        For certain theoretical reasons beyond the scope of this letter, I think it is the natural order of things that, when it comes to liquidation, commodities should be bought and resold at fixed prices, and non-commodities should be auctioned. Overstock buys commodities and resells them at fixed prices. eBay provides a marketplace wherein consumers auction their "overstocks". Overstock is the first to blend both principles into one site.

        Moving away from philosophy and into marketing, we think it is possible to attract auction users from within and outside of our traditional customer base. In fact, a large fraction of our traffic already also visits eBay. We have amassed millions of customers who value bargain hunting and saving money on excess merchandise. We are confident that we can convert that traffic into Overstock.com Auction users by delivering value: high margins and low listing fees for sellers, and trusted sources for buyers, wrapped up in one simple, easy-to-use site with live customer service, 24/7.

        We are launching this program with a variety of incentives: listing fee credits so there is no risk to try us out, an additional 10% discount for high volume sellers, and a $50,000 prize* for growing the largest auction network by the end of October. In addition, because we think that one of the problems with on-line auctions currently is too many listings and too few buyers to bid on them (an imbalance that drives pricing down), Overstock is launching a massive radio and TV campaign to benefit those who get their auctions in front of buyers on our site most quickly.

        We built the technology for Overstock.com Auctions and integrated it into our existing IT infrastructure with comparatively minimal financial and technical investment. In the next few months we anticipate ironing out any technical glitches and incorporating user feedback to perfect our offering (I apologize in advance for any glitches that might occur, but we do think we have a built a solid and massively scaleable piece of technology). As always, we will keep you apprised of significant milestones related to our success or failure, and welcome your comments, questions and suggestions.

Sincerely,

Patrick Byrne

President

Overstock.com

# # #

        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

*See Website for contest details.

This press release and president's letter to shareholders contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the functionality on, the development of and the community on the Overstock.com Auctions site, the level of trust afforded us, the acceptance of reputation networks, the types of products that sell best in auction and at a fixed price, our ability to attract auction users and convert eBay traffic to the Overstock.com Auctions site, our ability to fix glitches and incorporate user feedback, our apprising the public of significant milestones related to the Overstock.com Auctions site, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Form 10- K for the year ended December 31, 2003, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

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"It's Up" Overstock.com Launches Auctions Powered by Social Networking